UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2009

interCLICK, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141141	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

257 Park Avenue South Suite 602 New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 722-6260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Under interCLICK, Inc.’s (the “Company”) final Prospectus dated August 31, 2009, each of Michael Brauser, Barry Honig and Michael Katz sold 2,000,000, 2,000,000 and 400,000 shares of common stock, respectively, beneficially owned by them.  Messrs. Brauser and Honig have sold all shares that were registered. Mr.Katz has no present intent to sell any additional shares of common stock.  In addition Messrs. Brauser and Honig each sold 250,000 shares of common stock under Rule 144 of the Securities Act of 1933.  As a result of these sales, Messrs. Brauser, Honig and Katz now beneficially own 11.5%, 9.2% and 4.4%, respectively, of the Company’s common stock.

On September 24, 2009, the Company adopted new Insider Trading guidelines, which precludes all employees, officers and directors from buying or selling any shares of common stock except during limited periods. Generally, these persons may only buy or sell shares during a period of time beginning one day after the Company announces (or otherwise publicly discloses) its earnings for the prior period and ending on the last day of that month. As a result, the trading window is expected to be open for about three weeks per quarter.  Certain insiders and others may be precluded at other times due to possession of material non-public information.

Item 7.01 Regulation FD Disclosure.

The Company believes the sale of the Co-Chairmens’ shares will improve the trading liquidity of the Company’s common stock because it increases significantly the number of freely-tradable shares held by institutional investors.  Institutional investors have expressed greater interest in obtaining unrestricted shares following the Company’s release of its second quarter 2009 financial results on August 7, 2009, at which time management cited continued strong revenue momentum and anticipated improved profitability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 28, 2009

interCLICK, Inc.

By:	/s/ Michael Mathews
Michael Mathews
Chief Executive Officer